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                                                       EXHIBIT 10.1

                                MARKETING AGREEMENT


     This Marketing Agreement (this "Agreement") is made and entered into as of this 27th day of July, 1998 by and between Nutrition Medical, Inc., a Minnesota corporation ("NMI") and ZEVEX, Inc., a Delaware corporation ("ZEVEX"), collectively referred to hereinafter as the "Parties" or individually as a "Party."

1.   PURPOSE OF AGREEMENT

     The purpose of this Agreement is to set forth the relationship of NMI and ZEVEX in the marketing and sale of enteral feeding pumps, delivery sets, and enteral feeding tubes that are currently being marketed and sold by the enteral feeding pump and disposable division of NMI (the "Division"). The products of NMI that are subject to this Agreement are all of the products of the Division listed on the Inventory Schedule that is attached hereto as Exhibit "A" (the "Products"), which excludes enteral feeding pump replacement parts. This Inventory Schedule is a list of NMI's inventory of enteral feeding pumps, delivery sets, and feeding tubes as of June 28, 1998. The Parties acknowledge that this Agreement is entered into in contemplation of the acquisition by ZEVEX of all of the assets of the Division pursuant to an Asset Purchase Agreement, of even date herewith, between the Parties ("Asset Purchase Agreement"). The transactions contemplated by the Asset Purchase Agreement are hereafter collectively referred to as the "Acquisition."

2.   TERM

     The term of this Agreement shall be from the effective date hereof until December 31, 1998, unless sooner terminated upon the closing of the Acquisition, or pursuant to Section 10 herein (the "Term").

3.   GRANT OF DISTRIBUTION RIGHTS AND ASSIGNMENT OF CONTRACTS

     NMI hereby grants to ZEVEX an exclusive, worldwide license during the Term of this Agreement to market, sell, distribute, and service the Products subject to the terms and conditions set forth in this Agreement. For purposes of this Agreement, "exclusive" shall mean (i) that NMI shall not engage any third party with respect to the marketing, sale, distribution, or service of the Products and (ii) NMI, its employees, and agents, shall not directly or indirectly market, sell, distribute, or service any of the Products other than through ZEVEX as set forth in this Agreement. NMI represents that it does not currently have any agreement with any third party with respect to the marketing, sales, distribution, or service of the Products. In connection with this license grant, NMI hereby assigns to ZEVEX all outstanding purchase orders or other contracts relating to the Products, including the contract to sell pumps to Nestle Clinical Nutrition, Inc. ("Nestle"), which order is approximately

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750 pumps as of July 24, 1998.

4.   LICENSE TO USE TRADEMARK

     NMI hereby grants to ZEVEX a royalty-free, exclusive, worldwide license to use any trademark, trade names, or identifying slogans of NMI affixed to the Products or any accompanying labels, containers, cartons, or technical or promotional literature, whether or not registered, in connection with the marketing, sale, distribution, or service of the Products pursuant to this Agreement.

5.   PURCHASE PRICE; MANNER OF PAYMENT

     For each Product sold by ZEVEX pursuant to this Agreement, ZEVEX agrees to pay to NMI the cost of each Product as shown in the third column on Exhibit A; provided that, with respect to 750 pumps (model no. CL2200) that are to be sold to Nestle, ZEVEX will pay to NMI any amounts that it receives from Nestle. Payment shall be made within forty-five (45) days of ZEVEX's receipt of notice from NMI of actual shipment to the end purchaser of the Product. Such payment shall include ZEVEX's reimbursement to NMI for the shipping and related charges described in Section 6.1 below.

6.   SHIPMENT AND DELIVERY

     6.1 CUSTOMER ORDERS. ZEVEX shall promptly notify NMI of all orders of Products. NMI shall promptly deliver all Products ordered by a customer directly to the end purchaser of such Products ("drop ship") or to ZEVEX after receipt of an order, as specified by ZEVEX. Delivery of the Products shall be F.O.B. the destination specified in the related Product order.
ZEVEX shall reimburse NMI for all shipping charges, insurance charges, custom duties, and all applicable sales taxes as may be applicable in the delivery and sale of the Products, including 12% of the cost of the Products, which is intended to cover NMI's overhead expenses relating to the shipment and handling of the Products.

     6.2 INVOICING. NMI shall inform ZEVEX promptly of all shipments of Products. All invoices in connection with sales of the Products by ZEVEX shall be rendered by ZEVEX direct to purchasers, it being expressly understood that full responsibility for all collection of invoices rests with ZEVEX which shall exercise complete control over the approval of all purchaser credits, orders, change orders, and contracts.

     6.3 VOLUME AND INVENTORY. ZEVEX shall not be required to purchase any minimum amount or quantity of the Products. NMI agrees to use its reasonable efforts to maintain sufficient inventory to permit it to fill orders generated by ZEVEX (including those assigned by NMI to ZEVEX hereunder) on a timely basis.

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7.   WARRANTY CLAIMS AND SERVICE.

     Warranty Claims and Service shall be handled in accordance with Section 6(i) of the Asset Purchase Agreement.

8.   PRODUCT LIABILITY.

     All product liability claims shall be handled as set forth in Section 6(h) of the Asset Purchase Agreement.

9.   OBLIGATIONS OF THE PARTIES.

     9.1  OBLIGATIONS OF ZEVEX.  ZEVEX shall:

          (a) use reasonable efforts to promote the sale of the Products and to solicit and obtain orders for the same;

          (b) keep accurate books and records relating to the sale of the Products; and

          (c) promote the sale of the Products in a manner consistent with the specifications, features or capabilities of the Products as described in the technical and marketing literature provided by NMI and make no false or misleading representations with regard to the Products.

     9.2  OBLIGATIONS OF NMI.  NMI shall:

          (a) upon signing this Agreement, immediately deliver to ZEVEX all Product samples, technical specifications, Product lists, price lists, Product inventory and availability information, sales literature, customer lists, customer order history, and all other information useful or necessary to ZEVEX to carry out its obligations under this Agreement;

          (b) provide ZEVEX with the time and cooperation of NMI's personnel as may be reasonably useful or necessary for ZEVEX to carry out its obligations under this Agreement;

          (c) use reasonable efforts to promptly deliver the Products when requested by ZEVEX and to promptly deliver to ZEVEX such related shipment information; and

          (d) keep accurate books and records relating to the sale of the Products.

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10.  EXPIRATION AND TERMINATION OF AGREEMENT

     10.1 AUTOMATIC TERMINATION. This Agreement shall automatically terminate on December 31, 1998 or upon the earlier consummation of the Acquisition or the termination of the purchase agreement relating to the Acquisition, whichever is the first to occur.

     10.2 OPTION TO TERMINATE. This Agreement may be sooner terminated in accordance with any of the following:

           (a) by a written agreement signed by the Parties hereto;

           (b) by either Party at any time if the other Party defaults in the performance of any material term or condition of this Agreement, and if such default shall continue unremedied for a period of ten (10) days after written notice thereof is given to the defaulting Party by the other Party;

           (c) immediately, by either Party upon the liquidation, dissolution, reorganization, merger, the closing of sale of substantially all the assets or change in the voting control or corporate form of the other Party; or

           (d) immediately, by either Party:

               (i) if a receiver is appointed for the other Party or its property;

               (ii) if the other Party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; or

               (iii) if any proceedings are commenced by or for the other Party under any bankruptcy, insolvency, or debtor's relief law.

     10.3 EFFECT OF TERMINATION. In the event of expiration or termination of this Agreement:

           (a) neither NMI nor ZEVEX shall be liable to the other because of such expiration or termination for compensation, reimbursement or damages for the loss of prospective profits or anticipated sales, on account of any expenditures, investments, leases or commitments made by either NMI or ZEVEX in connection with the business or goodwill of NMI or ZEVEX or for any other reason whatsoever based upon or growing out of such expiration or termination. Notwithstanding the foregoing, in the event of the termination of this Agreement, NMI shall not delay any shipment with respect to Product orders already placed with NMI.

           (b) adjustment and payment of all claims (excluding any warranty or product

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     liability claims) between ZEVEX and NMI arising from orders accepted and shipped by NMI under this Agreement shall occur no later than sixty (60) days after the effective date of expiration or termination of the Agreement;

           (c) each Party shall return to the other all property and proprietary information of the other.

     10.4 SURVIVAL. Upon the termination of this Agreement, all privileges, rights and obligations herein shall expire, except that each Party's obligations under Sections 11 through 18 shall survive the termination or expiration of this Agreement and shall continue in full force and effect.

11.  RELATIONSHIP OF PARTIES

     Neither Party shall have the power to act for, bind, or otherwise create or assume any obligation on behalf of the other Party, express or implied, for any purpose whatsoever.

12.  NOTICES

     Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

           If to NMI:                      with a copy to:

           Nutrition Medical, Inc.         Dorsey & Whitney LLP
           9850 51st Ave N.                220 South Sixth Street
           Minneapolis, MN 55442           Minneapolis, MN 55402
           Attention: William L. Rush      Attention: Kenneth L. Cutler

           If to ZEVEX:                    with a copy to:

           ZEVEX, Inc.                     Jones, Waldo, Holbrook & McDonough
           4314 ZEVEX Park Lane            170 South Main, Suite 1500
           Salt Lake City, Utah 84123      Salt Lake City, Utah 84101-1644
           Attention: Dean G. Constantine  Attention: Ronald S. Poelman, Esq.

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13.  SEVERABILITY

     If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

14.  WAIVER OR MODIFICATION

     Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the Parties hereto.

15.  ENTIRE AGREEMENT

     This Agreement constitutes the full and complete understanding and agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

16.  PROPRIETARY INFORMATION

     The Parties recognize that certain technical information which may be disclosed pursuant to this Agreement represents confidential and valuable proprietary information and, therefore, each Party will not, without the written consent of the other Party, disclose or use such information to any other person other than those of its employees who have a need to know such information in order to utilize it for the purposes of this Agreement.

17.  SUCCESSORS

     The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors, and administrators, as the case may be, except that neither this Agreement nor the rights or obligations hereunder shall be assignable or transferable by either Party, either in whole or in part, without the prior written consent of the other Party.

18.  GOVERNING LAW; VENUE

     This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflict of laws. Should NMI institute any action or proceeding against ZEVEX in connection with this Agreement, the Parties agree that proper venue and jurisdiction for such action or proceeding shall be the courts in the State of Utah. Should ZEVEX institute any action or proceeding against NMI in connection with this Agreement, the Parties agree that proper venue and jurisdiction for such action or proceeding shall be the courts in the State of Minnesota.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date first given above.

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NUTRITION MEDICAL, INC.            ZEVEX, INC.



/S/ WILLIAM L. RUSH                      /S/ DEAN G. CONSTANTINE
-------------------------------------    ---------------------------------
William L. Rush                          Dean G. Constantine
President and Chief Executive Officer    President and Chief Executive Officer





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